FREE WRITING PROSPECTUS Dated April 15, 2014	Filed Pursuant to Rule 433 Registration No. 333-183014 Registration No. 333-183014-04

$849.150MM World Omni Auto Receivables Trust 2014-A

JT-BOOKS : Barclays (str), JP Morgan, Wells Fargo

CO-MGRS : BAML, MUFJ, PNC, BB&T, COM, REG

CLS	$AMT(MM)	S&P/FITCH	WAL	WIN	E.FNL	L.FNL	BMK+SPD	YLD	CPN	PX
A-1	215.000	A-1+/F1+	0.27	1-7	11/14	05/15	0.20%YLD	0.200%	0.20	100.00000
A-2	257.000	AAA/AAA	1.14	7-21	01/16	05/17	EDSF+16	0.436%	0.43	99.99362
A-3	257.000	AAA/AAA	2.55	21-42	10/17	04/19	IntS+20	0.947%	0.94	99.98709
A-4	102.340	AAA/AAA	3.81	42-47	03/18	06/20	IntS+26	1.541%	1.53	99.97753
B	17.810	AA/AA	3.89	47-47	03/18	02/21	IntS+50	1.814%	1.80	99.97303

EXPECTED SETTLE:	04/23/14	FORMAT:	SEC-REG
FIRST PAY DATE:	05/15/14	EXPECTED RATINGS:	S&P/FITCH
BBERG TICKER:	WOART 2014-A	MIN DENOMS:	$1k by $1k
BILL AND DELIVER:	BARCLAYS	ERISA:	YES
TIMING:	PRICED	PRICING SPEED:	1.30% ABS TO 10% CALL

-AVAILABLE INFORMATION-

* Preliminary Prospectus Supplement (attached)

* Netroadshow: http://www.netroadshow.com    Passcode: WORLDOMNI2014

* Intex CDI (attached)

* Intexnet Dealname: bcgwoart_2014-a_preprice    Password: B4X6

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (888) 603-5847.